AMENDMENT TO EXHIBIT A
                                     OF THE
                                AGENCY AGREEMENT

             PORTFOLIOS OF PBHG INSURANCE SERIES FUND (the "Trust")

      This Exhibit A to the Agency Agreement (the "Agreement") dated January 1, 1998, as amended, by and between DST Systems, Inc. and the Trust, is amended as of the ___ day of _____, 2002 to add the PBHG Stable Value Portfolio to the
Agreement:

PBHG Growth II Portfolio
PBHG Large Cap Growth Portfolio
PBHG Small Cap Value Portfolio
PBHG Select Value Portfolio
PBHG Mid-Cap Value Portfolio
PBHG Technology & Communications Portfolio
PBHG Select 20 Portfolio
PBHG Small Cap Growth Portfolio
PBHG Stable Value Portfolio

PBHG Insurance Series Fund                     DST Systems, Inc.


By:______________________________              By:_____________________________


Title:                                         Title: